[WILLIAMS SCHIFINO MANGIONE & STEADY, P.A. LETTERHEAD]

                                October 25, 2004



RMS Titanic, Inc.
3340 Peachtree Road, N.E.
Suite 2250
Atlanta, Georgia  30326

         Re:      Holding Company Formation

Ladies and Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of an internal reorganization of RMS Titanic, Inc. ("RMST") involving, among other things, the implementation of a new holding company structure for RMST (the "Holding Company Formation").

         In rendering the opinion expressed below, we have examined and reviewed
(i) the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) existing regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions, and (iii) the Florida Business Corporation Act (the "FBCA"). We caution that such statutes, regulations, judicial decisions and administrative rulings and interpretations are subject to change at any time, and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions. The opinion expressed herein is limited to the foregoing laws of the State of Florida and foregoing Federal laws of the United States, and we express no opinion as to the effect of any other laws of any other jurisdiction on the matters covered by this opinion letter.

         In rendering the opinion expressed below, we have also examined and reviewed (i) the Agreement and Plan of Merger Among RMST, Premier Exhibitions, Inc. (hereinafter "HoldingCo"), and RMST MergerSub, Inc. (hereinafter "MergerSub"), dated October 13, 2004 (the "Merger Agreement"), (ii) the certified Articles of Merger dated October 14, 2004, by and between RMST and RMST MergerSub, Inc., and (iii) the certified articles of incorporation, as amended, of RMST, HoldingCo and MergerSub. The documents described in (i), (ii) and (iii) above are hereinafter collectively referred to as the "Documents". The opinion expressed herein is limited to the effect of the foregoing Documents, and does not take into account the effect of any other agreement or document to which RMST is a party or by which its assets may be bound on the matter covered by this opinion letter. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. In making our examination of the Documents, we have assumed the genuineness of all

RMS Titanic
October 25, 2004
Page 2

signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents presented to us as originals, the conformity to original documents of all documents presented to us as certified, conformed or photostatic copies (and the authenticity and completeness of the original documents from which any such copies were made). As to certificates of public officials, we have assumed the same to have been properly given and to be accurate. In addition, the opinion expressed below is based solely to the Documents as in effect on the date hereof.

         As to factual matters that affect our opinion set forth below, we have relied, with your approval, on (i) our examination of the Documents, and (ii) the factual statements, representations and warranties made to us by officers and directors of the Company, including, but not limited to, the representations and warranties set forth below under "Certain Representations". We have assumed, with your permission, that all factual statements made in the Documents and all statements, representations and warranties made to us by officers and directors of RMST, are true, complete and accurate as of the date hereof, and will be accurate as of the consummation of the Holding Company Formation, without independent inquiry, investigation or verification of the facts asserted to be true and correct therein.

         In addition to the facts, representations and warranties set forth herein, our opinion is conditioned upon our understanding that the transactions will be carried out in accordance with the Merger Agreement and as described herein and that there are no other agreements, arrangements, or understandings between any of RMST, MergerSub, or HoldingCo other than those described or referenced herein.

         Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that, as set forth in detail below, the Holding Company Formation will constitute a tax-free reorganization under section 368(a) of the Code. As a result, no gain or loss will be recognized for federal income tax purposes by the shareholders of RMST by reason of the Holding Company Formation.


                                  CERTAIN FACTS

The Parties

         The following is a recitation of certain pertinent information regarding RMST, HoldingCo, and MergerSub on which our opinion is based.

         RMST. RMST is a Florida corporation with its principal office located at 3340 Peachtree Road, N.E., Suite 2250, Atlanta, Georgia 30326. RMST maintains its books and records on an accrual basis of accounting and its taxable year-ends on the last day of February each year. RMST's common stock is publicly held and quoted on the OTC Bulletin Board. RMST's authorized capital stock consists of 30,000,000 shares of common stock, par value $.0001 per share ("RMST Common Stock"), of which 22,299,939 are shares were issued and outstanding as of September 30, 2004.

RMS Titanic
October 25, 2004
Page 3

         HoldingCo. HoldingCo is a wholly owned subsidiary of RMST, incorporated in Florida on July 28, 2004 for the purpose of acting as a holding company for RMST. Prior to the Holding Company Formation, HoldingCo will have no significant assets or liabilities. The authorized capital stock of HoldingCo consists of 30,000,000 shares of common stock, par value $.0001 per share, of which 100 are shares are issued and outstanding and directly owned by RMST.

         MergerSub. MergerSub is a wholly owned subsidiary of HoldingCo, incorporated in Florida on July 28, 2004 for the sole purpose of merging with RMST in accordance with the Merger Agreement. Prior to the Holding Company Formation, MergerSub will not have any significant assets or liabilities and will not engage in any business activities other than matters incident to its organization and the Merger Agreement. The issued and outstanding capital stock of MergerSub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are directly owned by HoldingCo.

The Holding Company Formation

         For the business reasons set forth below, management of RMST has determined that it would be advisable and in the best interests of RMST to implement a new holding company structure. Pursuant to the Merger Agreement, the Holding Company Formation will be accomplished as follows:

         1. MergerSub will merge with and into RMST in accordance with the provisions of FBCA, as hereinafter described, and RMST will be the surviving corporation (the "Merger");

         2. Each share of RMST Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will be converted pursuant to the provisions of the FBCA into one share of common stock of HoldingCo, par value $.0001 per share (the "HoldingCo Common Stock"), and accordingly, each shareholder of RMST immediately prior to the Effective Time of the Merger will own, immediately after the consummation of the Merger, by virtue of the conversion, a number of shares of HoldingCo Common Stock exactly equal to the number of shares of RMST Common Stock held immediately prior to the Merger; and

         3. HoldingCo will own all of the issued and outstanding stock of RMST, and it will assume certain obligations of RMST.

         The Merger will be accomplished pursuant to Section 607.11045 of the FBCA which permits a Florida corporation to reorganize as a holding company without shareholder approval. Section 607.11045 eliminates the requirement for a shareholder vote on such a merger through several provisions designed to ensure that the rights of shareholders are not changed by or as a result of the merger. Appraisal rights are not available to dissenting shareholders in a merger that qualifies under Section 607.11045. Thus, in the Merger (i) shareholder approval will not be sought nor is it required under Section 607.11045 of the FBCA; (ii)

RMS Titanic
October 25, 2004
Page 4

RMST and MergerSub are both Florida corporations and will be the only constituent corporations to the Merger, (iii) under Section 607.1301 of the FBCA, holders of RMST Common Stock will not be entitled to dissenters' appraisal rights; (iv) the RMST Common Stock will be automatically converted into HoldingCo Common Stock evidencing the same proportional interests in HoldingCo;
(v) the board of directors of HoldingCo, after the effective time, will be identical to the board of directors of RMST that existed immediately prior to the Merger; (vi) the rights and interests of the holders of HoldingCo Common Stock will be identical, in all material respects, as those of holders of RMST Common Stock immediately prior to the Effective Time of the Merger; (vii) immediately following consummation of the Merger, the provisions of the articles of incorporation and the provisions of the by-laws of HoldingCo will be identical, in all material respects, as the articles of incorporation and by-laws of RMST; (viii) immediately following consummation of the Merger, RMST will be a wholly owned subsidiary of HoldingCo, and (ix) the HoldingCo Common Stock will be issued solely as part of a reorganization of RMST into a holding company structure.

Business Purpose for the Holding Company Formation

         We have been advised that management of RMST believes that the full implementation of a course of action that includes the Holding Company Formation will provide numerous benefits to RMST and its subsidiaries taken as a whole, and that a number of valid business reasons for taking such actions exist, among which are the creation of an organizational framework that:

         1. tends to be more conducive to future expansion by allowing flexibility in effectuating the future acquisition and/or disposition of operating units/assets;

         2. may facilitate the tracking of the profitability of future business segments; and

         3. may provide improvement in financing alternatives by facilitating planning of financings best suited to the varying needs and circumstances of RMST and any future business segments.

                     CERTAIN REPRESENTATIONS AND WARRANTIES

         In connection with rendering this opinion, we have relied on the following representations and warranties of RMST (each of which shall also be true as of the date of the Holding Company Formation):

         1. The Holding Company Formation is motivated and carried out to accomplish real and substantial non-Federal tax purposes germane to the business of RMST.

RMS Titanic
October 25, 2004
Page 5


         2. There is no plan or intention to liquidate RMST, or to sell or otherwise dispose of the assets of RMST, except in the ordinary course of business.

         3. Immediately prior to the Effective Time of the Merger, HoldingCo will have no significant assets or liabilities.

         4. Immediately following the consummation of the Merger, on a consolidated basis, HoldingCo will have substantially the same assets and liabilities as RMST had prior to consummation of the Merger.

         5. Immediately following the consummation of the Merger, the businesses conducted by HoldingCo and RMST on a collective basis will be the same as the business conducted by RMST immediately prior to the Effective Time of the Merger.

         6. To the best of RMST's knowledge, there is no plan or intention on the part of any of the shareholders of RMST, prior to the Effective Time, to sell, exchange or otherwise dispose of a number of shares of HoldingCo Common Stock to be received in the Merger that would reduce the RMST shareholders' ownership of HoldingCo Common Stock to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all RMST Common Stock outstanding immediately prior to the Effective Time.

         7. RMST has no plan or intention to issue additional shares of its stock that would result in HoldingCo's owning less than eighty percent (80%) of the outstanding stock of RMST.


                                LAW AND ANALYSIS

The Holding Company Formation Under Section 368(a)(1)(A)

A.       Statutory Requirements

         Section 368(a)(1)(A) of the Code provides that the term
"reorganization" means a statutory merger or consolidation.

         Section 368(a)(2)(E) of the Code provides that a transaction which otherwise qualifies under Section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation which before the merger was in control of the acquired corporation is used in the transaction so long as (i) after the transaction, the surviving corporation in the merger holds substantially all of its own properties and substantially all of the properties of the acquired corporation (other than the stock of the controlling corporation which is distributed pursuant to the merger) and (ii) in the transaction, the former shareholders of the surviving corporation exchanged, for an amount of voting stock in the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such surviving corporation.

RMS Titanic
October 25, 2004
Page 6



         Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization in which the acquisition consideration is the stock of a corporation which controls the acquiring corporation such as one qualifying under Section 368(a)(2)(E), also includes the controlling corporation. For purposes of Section 368(a)(2)(E) of the Code, the term "control" is defined in Section 368(c) as ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. Pursuant to the terms of the Merger Agreement, prior to the merger of MergerSub with and into RMST, HoldingCo will own all of the issued and outstanding stock of MergerSub. Consequently, HoldingCo, upon consummation of the Merger, will be in control of RMST and, therefore, will be the "controlling corporation" within the meaning of
Section 368(a)(2)(E).

         Treas. Reg. Section 1.368-2(b)(2) of the Income Tax Regulations ("Regulations" or "Treas. Reg.") provides that for purposes of Section 368(a)(2)(E)(i) of the Code, the term "substantially all" has the same meaning as under Section 368(a)(1)(C). Rev. Proc. 77-37, 1977-2 C.B. 568, provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(E)(i) is satisfied if there is a retention of assets representing at least 90 percent of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the surviving corporation immediately prior to the transfer. These same percentages of assets of the merged corporation must also be transferred to and retained by the surviving corporation. Management of RMST has represented that, after the Merger, RMST will hold assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the gross assets of both RMST and MergerSub. Based on this representation, it can be concluded that the "substantially all" requirement will be met.

         Finally, as discussed above, "control" for purposes of Section 368(a)(2)(E) is defined in Section 368(c) as ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. The terms of the Merger Agreement provide that, the existing shareholders of RMST will exchange RMST stock possessing more than eighty percent (80%) of the voting power of all classes of RMST voting stock (which constitutes all of RMST's outstanding stock) solely for voting stock of HoldingCo. Accordingly, the amount of RMST stock that is converted into HoldingCo stock upon the merger of MergerSub with and into RMST will constitute "control" of RMST immediately before the Merger within the meaning of Section 368(a)(2)(E)(ii).

         The IRS has published a ruling which analyzes the applicability of
Section 368(a)(2)(E) of the Code to a situation similar to the Merger. In Rev. Rul. 77-428, 1977-2 C.B. 117, corporation P formed a subsidiary corporation, S1, which in turn formed subsidiary corporation S2. Pursuant to a plan of merger, S2

RMS Titanic
October 25, 2004
Page 7

merged with and into P, with P being the surviving corporation. On the date of the merger all outstanding shares of P stock were exchanged for shares of S1 stock. Thus, P became a wholly owned subsidiary of S1 and the former P shareholders became the shareholders of S1. The IRS held that the above-described merger qualified as a tax-free reorganization within the meaning of Section 368(a)(1)(A), even though the two subsidiaries were newly organized corporations and a related corporation was acquired in the transaction. As noted, this is similar to the plan contemplated by the parties to the Merger, with RMST being the party comparable to P, HoldingCo being the party comparable to S1, and MergerSub being the party comparable to S2.

B.       Nonstatutory Requirements

         Treas. Reg. Sections 1.368-1(b) and judicial rulings provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368:

         1. The transaction must be undertaken for a bona fide business purpose of a corporation that is a party to the transaction, as distinguished from a tax avoidance purpose.

         2. "Continuity of business enterprise" (as described in Treas. Reg.
Section 1.368-1(d)) must exist;

         3. "Continuity of interest" (as described in Treas. Reg. Section 1.368-1(e)) must be present; and

         4. There must be a "plan of reorganization".

         Business Purpose. Treas. Reg. Section 1.368-1 in general, and subsection (c) specifically, provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation that is a party to the reorganization. Management of RMST has represented that the Merger will substantially benefit the business of RMST in various ways (see above). Based upon such representations, it can be concluded that the Merger will satisfy the business purpose requirements of Treas. Reg. Section 1.368-1 of the Regulations.

         Continuity of Business Enterprise. Treas. Reg. Section 1.368-1(d), concerning "continuity of business enterprise", provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the historic business of the acquired corporation, or (ii) use a significant portion of the acquired corporation's historic business assets in a business, and that the continuity of business enterprise requirement is satisfied if the acquiring corporation continues the acquired corporation's historic business. Management of RMST has represented that RMST will continue to be engaged in the same business following the Merger. Based on this representation, it can be concluded that the Merger will satisfy the continuity of business enterprise requirement.

RMS Titanic
October 25, 2004
Page 8



         Continuity of Interest. The Internal Revenue Service rules relating to satisfying the continuity of interest requirement provide, in general, that continuity of interest is satisfied if a substantial part of the value of the proprietary interests in the acquired corporation is preserved in the reorganization. Treas. Reg. Section 1.368-1(e). Rev. Proc. 77-37, 1977-2 C.B. 568, provides that the "continuity of interest" requirement of Section 1.368-1(b) of the Regulations is satisfied in a transaction described in Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) if there is continuing interest through stock ownership in the controlling corporation on the part of the former shareholders of the surviving corporation which is equal in value, as of the effective date of the reorganization, to at least fifty percent (50%) of the value of all of the formerly outstanding stock of the surviving corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior to the exchange which are part of the plan of reorganization, will be considered in determining whether there is a fifty percent (50%) continuing interest through stock ownership as of the effective date of the reorganization. Management of RMST has represented that the fifty percent (50%) continuity of interest test of Rev. Proc. 77-37 will be met in the Merger. Based on this representation, it can be concluded that the Merger will satisfy the continuity of interest requirement.

         Plan of Reorganization. Both Code Sections 354(a)(1) and 361(a), as well as Treas. Reg. Sections 1.368-1(c) and (g), require that the reorganization be pursuant to a plan by which the various transactions in the reorganization occur. Management has represented that the plan of reorganization for the Reorganization is memorialized in various corporate minutes and documents, and in the Agreement and Plan of Merger dated October 13, 2004 by and between RMST, Holding Co, and MergerSub.

C.       Additional Statutory and Regulatory Provisions

         Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

         Section 358(a)(1) of the Code provides that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged.

         Section 1223(1) of the Code provides in part that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which he held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged and the property exchanged at the time of such exchange was a capital asset as defined in section 1221 of the Code.

RMS Titanic
October 25, 2004
Page 9

         Section 1032(a) of the Code generally provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Also,
Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

         Section 362 of the Code provides that the acquiring corporation's basis of property acquired in a reorganization equals the basis of such property in the hand of the transferor immediately prior to the reorganization. Treas. Reg.
Section 1.1502-31, however, provides that where a corporation acquires stock of a "common parent" in a reorganization that constitutes a "group structure change," the acquiring corporation's basis in the stock of the acquired corporation is determined by reference to the "net asset basis" of the common parent rather than under section 362. A "group structure change" is defined in Treas. Reg. Section 1.1502-33(f)(1) to include a transaction such as the Merger where a new corporation succeeds another corporation as the common parent of a consolidated group.


                                   CONCLUSIONS

         Based upon the facts, representations and warranties, law, and analyses set forth above, and conditioned upon our understanding that the transactions contemplated by the Holding Company Formation will be carried out strictly in accordance with the terms of the Merger Agreement, in our opinion:

         1. The Holding Company Formation will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the CodeY so long as business purpose, continuity of business enterprise, continuity of interest, and plan of reorganization are satisfied, and RMST, MergerSub, and HoldingCo will each be a party to the reorganization within the meaning of section 368(b) of the Code.

         2. No gain or loss will be recognized by RMST, MergerSub or HoldingCo for federal income tax purposes by reason of the Holding Company Formation (which includes the Merger). Section 361(a) of the Code.

Y In addition to satisfying the requirements of Section 368(a)(2)(E), (i) there appear to be good arguments that the Merger will constitute a reorganization described in Section 368(a)(1)(B), and (ii) for reorganization treatment under Section 351(a).

RMS Titanic
October 25, 2004
Page 10

         3. No gain or loss will be recognized by the holders of RMST Common Stock upon the receipt of shares of HoldingCo Common Stock pursuant to the Holding Company Formation (which includes the Merger). Section 354(a)(1) of the Code.

         4. No gain or loss will be recognized by HoldingCo, as the holder of the stock of MergerSub upon the receipt of shares of RMST Common Stock pursuant to the Holding Company Formation (which includes the Merger). Section 354(a)(1) of the Code.

         5. The tax basis of the shares of HoldingCo Common Stock treated as received by a holder of RMST Common Stock, pursuant to the Merger will be the same as the tax basis of the shares of RMST Common Stock treated as exchanged therefore. Section 358(a)(1) of the Code.

         6. The holding period of the shares of HoldingCo Common Stock received or treated as received by a holder of RMST Common Stock pursuant to the Merger would include the holding period of the shares of RMST Common Stock exchanged therefore or treated as exchanged therefore, provided the RMST Common Stock is held as a capital asset by such holder at the time of the Holding Company Formation (which includes the Merger). Section 1223(1) of the Code.

         7. The tax basis of the RMST Common Stock in the hands of HoldingCo will be determined by reference to the "net asset basis" of RMST immediately prior to the Holding Company Formation and the Merger under the principles of Treas. Reg. Section 1.1502-31.

         We express no opinion as to the tax treatment of the transactions contemplated by the Holding Company Formation under the provisions of any other sections of the Code or the regulations under the Code that also may be applicable thereto that are not specifically addressed in the foregoing opinion.

         The opinions expressed herein are intended solely for the benefit of RMST, and solely in connection with the Holding Company Formation. The opinions expressed herein may not be quoted, in whole or in part, or otherwise referred to or furnished to any other person or any governmental agency (other than the Service in connection with an examination of the transactions contemplated by the Holding Company Formation and the Securities and Exchange Commission in connection with the reporting of the event on Form 8-K) without our express prior written consent. No person other than you shall be entitled to rely on the opinions expressed herein without our express prior written consent.

         The opinions expressed herein are limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date

RMS Titanic
October 25, 2004
Page 11


hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

                    Very truly yours,

                    WILLIAMS SCHIFINO MANGIONE & STEADY, P.A.



                    /s/ Williams Schifino Mangione & Steady, P.A.



Wsms:122438v7

--------